 Exhibit 10.7

Name: _________________________	No. of Options: _________________

TWO RIVER BANCORP
NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made on _______________ __, ____ (the “Grant Date”) by and between Two River Bancorp, a New Jersey corporation (the “Company”) and ______________ (the “Participant”). Capitalized terms used in this Agreement but not defined upon their first usage shall have the respective meanings ascribed to them in the Company's 2007 Equity Incentive Plan, as it may be amended from time to time (the “Plan”).

1. Grant of Option. The Company has, as of the Grant Date, granted to the Participant the right and option (the “Option”) to purchase __________ (________) shares of the Company's common stock, no par value (the “Shares”) at a price of _____ Dollars and ___________ Cents ($_.__) per share (the “Option Price”) pursuant to the Plan, subject to the terms and conditions of the Plan and this Agreement. The Option shall expire on _______ __, ____ (the “Expiration Date”).

2. Type of Option. This Option will not be treated by the Company as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

3. Incorporation by Reference of the Plan. The Plan is hereby incorporated by reference into this Agreement. The Participant hereby acknowledges receipt of a copy of the Plan, and represents and warrants to the Company that the Participant has read and fully understands the terms and conditions of the Plan. The execution of this Agreement by the Participant constitutes the Participant's acceptance of and agreement to the terms and conditions of the Plan, and this Agreement. In the event of any inconsistency or conflict between the Plan and this Agreement, the terms of the Plan shall supersede the terms of this Agreement.

4. Vesting of Option. Unless the Committee provides for earlier vesting, the Option shall vest in accordance with the following schedule:

Portion of Option by Number of Underlying Shares	Scheduled Vesting Date

5. Exercise. The Participant may exercise all or a portion of the Option by delivering, or causing to be delivered, to the Company a completed notice of exercise in the form attached to this Agreement, together with payment in full of the aggregate Exercise Price.

6. Form of Payment. Payment of the aggregate Exercise Price may be made by one of the following methods:

(a) Cash, certified or bank cashier's check.

(b) Shares of the Company's common stock duly endorsed for transfer to the Company with signature guaranteed, which may, but need not, consist of or include (i) shares which were received by the Participant upon exercise of one or more nonqualified stock options, but only if such shares have been held by the Participant for at least six months; or (ii) shares which were awarded to, and received by, the Participant as restricted stock of the Company, but only if and to the extent that such shares have been held by the Participant for at least six months after vesting.

7. Effect of Termination of Status as a Director.

(a) Termination of Status as a Director as a Result of Death, Disability or Age Based Ineligibility. Upon termination of the Participant's status as a Director of the Company or its subsidiaries or affiliates prior to the Expiration Date, either by resignation or not standing for re-election, by reason of the Participant's death, disability (as determined by the Committee), not meeting the residency requirement for directors set forth in the Company’s Corporate Governance Guidelines, or having attained that age at which, under the then applicable policies of the Board of Directors, the Participant is no longer eligible to serve as a Director of the Company, that portion of the Option which is not then vested shall become fully vested and exercisable, and may be exercised by the Participant, or the Participant's estate, beneficiary, or representative, as the case may be, at any time through the Expiration Date.

(b) Termination of Status as a Director for Other Reasons. Upon termination of the Participant's status as a Director of the Company or its subsidiaries or affiliates prior to the Expiration Date, either by resignation or not standing for re-election, other than by reason of the Participant's death, disability (as determined by the Committee), not meeting the residency requirement for directors set forth in the Company’s Corporate Governance Guidelines or having attained that age at which, under the then applicable policies of the Board of Directors, the Participant is no longer eligible to serve as a Director of the Company, that portion of the Option which is not then vested shall expire and terminate ipso facto upon the date of the Participant's termination of service, and that portion of the Option which is then vested may be exercised by the Participant, or the Participant's estate, beneficiary, or representative, as the case may be, at any time through the Expiration Date.

8. Shareholder Rights. The Participant shall not have any rights as a shareholder of the Company with respect to any of the Shares which may be purchased by exercise of this Option until, and except to the extent that, such Shares are acquired by the full or partial exercise of this Option.

9. Limits on Transferability. The Option shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will or the laws of descent and distribution, or as otherwise permitted by the Committee.

10. Change in Control. Upon a Change in Control, all non-forfeited Options shall become fully exercisable and vested, subject to compliance with legal and other requirements.

11. Trading Black Out Policies. The Participant agrees to abide by all trading “black out” policies established from time to time by the Company.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of law, and applicable provisions of federal law.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date and year first above written.

TWO RIVER BANCORP

By:
President and Chief Executive Officer

NOTICE OF EXERCISE OF NONQUALIFIED STOCK OPTION

Date:___________________

Two River Bancorp
766 Shrewsbury Avenue

Tinton Falls, NJ 07724

Re:	Two River Bancorp (the “Company”) 2007 Equity Incentive Plan

I hereby exercise the option (“Option”) granted pursuant to the attached Nonqualified Stock Option Agreement (the “Agreement”) so as to acquire shares of the Company's common stock (the “Shares”) at the exercise price of $__.__ per share, for an aggregate exercise price of $_________.

My enclosed form of payment is (check one):

_____	cash in the amount of $______

_____	certified or bank cashier's check in the amount of $_____

_____

by surrender of shares of the Company's common stock with a value of $________ represented by certificate number(s), duly endorsed for transfer to the Company with signature guaranteed, which may, but need not, consist of or include (i) shares which were received by me upon exercise of one or more nonqualified stock options, but only if such shares have been held by me for at least six months, or (ii) shares which were awarded to, and received by, me as restricted stock of the Company, but only if and to the extent that such shares have been held by me for at least six months after vesting.

I represent, acknowledge and agree that the common stock in the Company being purchased by me as a result of the full or partial exercise of the Option shall be acquired only for investment and not for distribution, and that the sale or other disposition of such common stock may be restricted by law.

Please make a notation on the Agreement to evidence the exercise of the Option as set forth in this Notice and return the Agreement, if any Options remain thereunder, along with a certificate representing the Shares to me at the address below:

Name:

(PRINT ADDRESS)

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